Exhibit (11)
                                                                    ------------

                         OWENS CORNING AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

                                                                  Quarter Ended                     Six Months Ended
                                                                    June 30,                            June 30,
                                                              2000             1999             2000               1999
                                                              ----             ----             ----               ----
                                                                     (In millions of dollars, except share data)
Basic:
-----

Net income (loss)                                          $    (425)      $       76        $    (377)       $       120
                                                           =========       ==========        =========        ===========
Basic weighted average number of
  common shares outstanding (thousands)                       54,793           54,116           54,652             54,011
Basic per share amount                                     $   (7.76)      $     1.41        $   (6.90)       $      2.22
                                                           =========       ==========        =========        ===========

Diluted:
-------

Net income                                                 $    (425)      $       78        $    (377)       $       124
                                                           =========       ==========        =========        ===========
Weighted average number of common shares
  outstanding (thousands)                                     54,793           54,116           54,652             54,011
Weighted average common equivalent
  shares (thousands):
     Deferred awards                                               -               22                -                 20
     Stock options using the average market
       price during the period                                     -              992                -                883
     Shares from assumed conversion of
       preferred securities                                        -            4,566                -              4,566
                                                           ---------       ----------        ---------        -----------

Diluted weighted average number of common
  shares outstanding and common equivalent
  shares (thousands)                                          54,793           59,696           54,652             59,480
                                                            ========       ==========        =========        ===========

Diluted per share amount                                   $   (7.76)      $     1.31        $   (6.90)       $      2.08
                                                           ==========      ==========        =========        ===========